Filed Pursuant to Rule 424(b)(3)
                                                                                                                                          File No. 333-157304

DATED:  NOVEMBER 17, 2009

PROSPECTUS SUPPLEMENT No. 2

(to Prospectus dated October 27, 2009)

WINDTAMER CORPORATION

9,500,000 SHARES

COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated October 27, 2009, as supplemented by Prospectus Supplement No. 1 dated November 5, 2009, collectively referred to herein as the Prospectus.   This Prospectus Supplement No. 2 includes our Current Report on Form 8-K dated November 13, 2009 as filed with the Securities and Exchange Commission on November 16, 2009.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 2, and this Prospectus Supplement No. 2 is qualified by reference to the Prospectus except to the extent that the information contained in this Prospectus Supplement No. 2 updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should not assume that information contained in this Prospectus Supplement or the Prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this Prospectus Supplement and the Prospectus is delivered or when any sale of our securities occurs.

OUR SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.
____________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT NO. 2.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is November 17, 2009

Recent Developments

On November 16, 2009, the common stock of WindTamer Corporation began to be quoted for trading on the OTCBB under the trading symbol of WNDT.  The trading in our common stock may be limited or may become limited, making it difficult for an investor to sell shares at a price that he or she finds attractive or at all.

As of November 16, 2009, we had 115,206,000 shares of our common stock issued and outstanding. Additionally, as of such date, we had 4,555,000 shares of common stock reserved for issuance on exercise of outstanding option awards under our 2008 Equity Incentive Plan.  We also have an additional 645,000 shares of common stock remaining available for future awards under our 2008 Equity Incentive Plan.

INDEX OF ATTACHMENTS

Current Report on Form 8-K filed November 16, 2009        A-1

Exhibit A

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   November 13, 2009

WINDTAMER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

000-53510	16-1610794
(Commission File Number)	(IRS Employer Identification No.)

6053 Ely Avenue, Livonia, New York	14487
(Address of Principal Executive Offices)	(Zip Code)

(585) 346-6442

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01         Entry into a Material Definitive Agreement

       The information set forth in Item 5.02(c) with respect to the Subscription Agreement between WindTamer Corporation and William Schmitz is incorporated herein by reference.

Item 3.02         Unregistered Sales of Equity Securities

       On November 13, 2009, WindTamer Corporation (the “Company”) issued 200,000 shares of common stock each to directors Eugene Henn, George Naselaris and Anthony Romano, at the exercise price of $0.05 per share, for total proceeds of $30,000 upon the exercise of options granted under the Company’s 2008 Equity Incentive Plan in October and November 2008, before the Company became subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.  The transactions are exempt from registration under Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

On November 14, 2009, William A. Schmitz acquired from the Company, 125,000 shares of the Company's common stock for a total of $75,000 in a private placement.  The transaction was exempt from registration under Section 4(2) of the Securities Act.  The shares were issued in a transaction not involving a public offering.  Mr. Schmitz is an accredited investor as defined under the Securities Act, was knowledgeable about the Company’s operations and financial condition and had access to such information. The transactions did not involve any form of general solicitation.  The shares issued are restricted from resale and were acquired for investment purposes only.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On November 13, 2009, the Board of Directors of the Company appointed William A. Schmitz as President of the Company, effective November 15, 2009.  Mr. Schmitz has also been named a Director of the Company. Mr. Schmitz, age 47, will report to the Company's founder, Chairman of the Board and Chief Executive Officer Gerald E. Brock.

In connection with this appointment, the Company entered into an Employment Agreement with Mr. Schmitz dated November 15, 2009 (the “Employment Agreement”), and a Stock Option Agreement dated November 15, 2009 (the "Stock Option Agreement"). Copies of the Employment Agreement and the Stock Option Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

The Employment Agreement provides for an initial three year employment term, which term automatically renews for successive one year terms unless terminated by Mr. Schmitz or the Company at least sixty days prior to the end of the term or any subsequent renewal term.  Mr. Schmitz’s base compensation will be $225,000 during the first year of the term, and $250,000 per year thereafter. He is eligible for a bonus of $25,000 contingent upon the Company recording an aggregate of $2.5 million of (i) revenue and (2) state and federal government grants prior to December 31, 2010. In addition, he shall be eligible for a further bonus at the discretion of the compensation committee of the Company. Under the terms of the Employment Agreement and Stock Option Agreement, Mr. Schmitz was also granted stock options to purchase 1,500,000 shares of the Company's common stock under the Company's 2008 Equity Incentive Plan, which shall vest on the anniversary of his start date in increments of 250,000 for the first two years of his employment, with the remainder to vest on the third anniversary of his start date, at an exercise price set at the last trading price of the Company's common stock on the OTCBB on the first day of trading.  Trading is expected to begin on November 16, 2009.

Mr. Schmitz is subject to non-competition covenant during the term of his employment and for a period of one (1) year thereafter.  Upon termination of Mr. Schmitz’s employment for any reason, he is entitled to receive all unpaid salary, earned bonuses, vacation and other accrued benefits through the date of termination.  If Mr. Schmitz’s employment is terminated without

“Good Cause,” as defined in the Employment Agreement, he is also entitled to severance payments in an amount equal to the annual salary at the rate in effect as of the date of termination for the remainder of the term but not less than two times his annual salary, and payment of health insurance premiums for himself and his family for twelve months immediately after termination.

The Employment Agreement also provides that on April 15, 2010, unless the Board of Directors unanimously votes otherwise prior to such date, Mr. Schmitz shall be named Chief Executive Officer to replace Mr. Brock.

The above description is a summary only and is qualified in its entirety by reference to Exhibits 10.1 and 10.2 filed herewith.

On November 14, 2009, Mr. Schmitz acquired from the Company 125,000 shares of the Company's common stock for a total of $75,000 in a private placement transaction exempt from registration under Section 4(2) of the Securities Act. A copy of the Subscription Agreement between Mr. Schmitz and the Company is attached hereto as Exhibit 10.3.

There is no arrangement or understanding between Mr. Schmitz and any other person, pursuant to which Mr. Schmitz is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Schmitz and any other person that would require disclosure under Item 401(d) of Regulation S-K. Except as described above, Mr. Schmitz is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Schmitz had been previously employed as Chief Operating Officer of Ultralife Corp. (formerly known as Ultralife Batteries Inc.) since 2002. Mr. Schmitz joined Ultralife Corp. in December 1999 and served as its Vice President of Manufacturing. He served as Vice President and General Manager of Primary Batteries since 2000. He served as Chief Operating Officer of Primary Batteries since November 2001. Before this, Mr. Schmitz served for Bausch & Lomb from 1985 to 1999 in several positions, most recently as Director of New Product Development in the Eyewear Division from 1995 to 1999. Mr. Schmitz has an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

A copy of the press release announcing the appointment of Mr. Schmitz to the Company's Board of Directors, and his appointment as President of the Company is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

(d)           On November 13, 2009, the Board of Directors elected Mr. Schmitz as a Director of the Company effective November 15, 2009.  In connection with the election, the Board increased its number of members from 4 to 5.

There is no arrangement or understanding between Mr. Schmitz and any other person, pursuant to which Mr. Schmitz is to be selected as a director of the Company that would require disclosure under Item 401(b) of Regulation S-K. Mr. Schmitz is not expected to be named to any committee of the board of directors. Except as described in Item 5.02(c), Mr. Schmitz is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

With the exception of the Employment Agreement and the Stock Option Agreement described above, there is no material plan, contract or arrangement to which Mr. Schmitz is a party, or in which he participates, nor has there been any material amendment to any plan, contract or arrangement, by virtue of his appointment as President and his election as Director.

Item 9.01

(d)           Exhibits

Exhibit Number	Description

10.1	Employment Agreement between WindTamer Corporation and William Schmitz, dated as of November 15, 2009.
10.2	Stock Option Agreement between WindTamer Corporation and William Schmitz, dated as of November 15, 2009.
10.3	Subscription Agreement between WindTamer Corporation and William Schmitz, dated November 14, 2009.
99.1	Press Release issued November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDTAMER CORPORATION

Date: November 16, 2009	By:	/s/ Gerald E. Brock
Name: Gerald E. Brock
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between WindTamer Corporation and William Schmitz, dated as of November 15, 2009.
10.2	Stock Option Agreement between WindTamer Corporation and William Schmitz, dated as of November 15, 2009.
10.3	Subscription Agreement between WindTamer Corporation and William Schmitz, dated November 14, 2009.
99.1	Press Release issued November 16, 2009.

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 15, 2009 between WINDTAMER CORPORATION, a New York corporation (the “Company”), and Mr. William Schmitz (“Mr. Schmitz” or “Executive”).

R E C I T A L S:

WHEREAS, the Company is in the business of developing, manufacturing, licensing and selling wind turbines;

WHEREAS, the Company desires to engage Mr. Schmitz as its President and subsequently as its Chief Executive Officer on the terms and conditions set forth herein;

             WHEREAS, amounts paid pursuant to this Agreement are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”); and

              WHEREAS, Schmitz desires to accept such employment on the terms and conditions set forth herein.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.           Employment; Duties.

(a)           The Company hereby agrees to employ Mr. Schmitz as its President.  Mr. Schmitz hereby accepts such employment.  Mr. Schmitz will report to the Company’s Chief Executive Officer.  Mr. Schmitz will perform those duties and have such authority and powers as are customarily associated with his position of President and such other duties as the Chief Executive Officer may reasonably request from time to time.  On April 15, 2010, unless the Board of Directors of the Company unanimously votes otherwise prior to such date, Executive shall be named Chief Executive Officer of the Company, shall report to the Board of Directors of the Company and shall perform those duties and have such authority and powers as are customarily associated with his position of Chief Executive Officer.

(b)           Mr. Schmitz shall be employed on a full time basis and shall devote substantially all of his professional business time to the performance of his duties.  Mr. Schmitz shall be based in the Rochester metropolitan area, or such other mutually agreeable location.

2.           Term.        The term (the “Term”) of this Agreement shall commence on November 15, 2009 (the “Start Date”), and shall continue for three (3) years from the Start Date unless otherwise terminated as provided herein (together with any Renewal Term, as hereafter defined, shall be referred to as the “Term”).   This Agreement shall automatically be extended for successive one (1) year terms pursuant to the terms and conditions of this Agreement (each, a

“Renewal Term”), unless otherwise terminated by written notice from one party to the other no less than sixty (60) days prior to the end of the Term or any subsequent Renewal Term.

3.           Compensation.

(a)           Annual Salary.  In consideration for the services rendered by Mr. Schmitz on behalf of the Company during the Term, the Company shall pay Mr. Schmitz, commencing on the Start Date, an annual salary equal to: (1) $225,000 during the first year of the Term and (2) $250,000 after the first year of the Term (the “Base Salary”), payable in accordance with the Company’s regular payroll practices.  All forms of compensation referred to in this Agreement are subject to withholding for applicable federal, state and local taxes.

(b)           Bonuses.   In addition to his Base Salary, Mr. Schmitz shall receive a bonus equal to $25,000 upon the Company recording an aggregate of $2.5 million prior to December 31, 2010 of (1) revenue and (2) grants from the federal government or any state government.  In addition to the bonus referred to in the immediately preceding sentence, Mr. Schmitz shall be eligible to receive a bonus on approximately the anniversary of the Start Date in an amount, if any, determined by the Company’s Compensation Committee.

(c)           Stock Options. On the Start Date, Mr. Schmitz shall be issued pursuant to the Company’s 2008 Equity Incentive Plan stock options to purchase 1,500,000 shares of the Company’s Common Stock with an exercise price equal to the last trade of the common stock on its first day of trading on the over-the-counter bulletin board (the “Pricing Date”) which shall vest 250,000 shares on the first anniversary of the Start Date, 250,000 on the second anniversary of the Start Date and 1,000,000 on the third anniversary of the Start Date.

4.           Benefits.  In addition to the compensation set forth above, the Company shall provide Mr. Schmitz with the following benefits during the Term:

(a)           Mr. Schmitz shall be entitled to four (4) weeks of vacation during each calendar year (pro-rated for any partial calendar year) that he is employed hereunder during which vacation his annual salary shall be paid in full.  Any vacation not taken by Mr. Schmitz shall not carryover into the succeeding year.  All unused and accrued vacation shall be paid to Mr. Schmitz (or his estate) upon Mr. Schmitz’ termination of employment.  Such vacation may only be taken at such time or times as are not inconsistent with the reasonable business needs of the Company.

(b)           The Company shall provide Mr. Schmitz with up to 5 days of paid sick leave each calendar year (pro-rated for any partial calendar year); unused sick days shall not carryover into the succeeding year.  The Company also shall provide Mr. Schmitz with holiday pay as provided by the Company to its other executives.

(c)            The Company shall make available family medical insurance for Mr. Schmitz under the medical insurance plan provided to other executives of the Company or a substantially similar plan. In addition, Mr. Schmitz and his dependents shall be entitled to participate in such other benefits as may be extended to active employees of the Company and their dependents including retirement, profit-sharing, 401(k), group insurance, hospitalization, medical or other benefits made available by the Company to its employees generally.  Further, in the event that the Company desires to obtain “key man” life insurance on the life of Mr. Schmitz during the Term, Mr. Schmitz shall cooperate with the Company in obtaining such insurance.

           5.           Expenses.  Mr. Schmitz will be entitled to be paid or reimbursed for all expenses reasonably incurred by him in connection with Mr. Schmitz's responsibilities to the Company, including, without limitation, for travel, lodging, food, and entertainment.

6.           Confidential Information. Mr. Schmitz shall not, during the Term or at anytime during the five (5) years after termination of his employment, disclose, except as required or necessary in the course of his employment by the Company or as otherwise authorized by the Company, any Confidential Information (as defined herein).  “Confidential Information” shall mean any information existing as of the date of this Agreement, or thereafter developed, in which the Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to the Company, whether communicated orally, electronically or in writing, or otherwise obtained by Mr. Schmitz as a result of his employment, or through observation or examination of the Company’s business.

7.           Non-Competition Covenant; Non Solicitation Covenant.

(a)           During the Term and for a period of one year thereafter, Mr. Schmitz agrees that he will not, directly or indirectly (including, without limitation, whether as consultant, an officer, employee or director), engage in any business that manufactures, sells, designs, develops or distributes of wind turbines, or any business similar to the business in which the Company or similar to those operated or provided by the Company at such time.

(b)           Notwithstanding anything herein to the contrary, Mr. Schmitz shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than 1% of the outstanding Common Stock) his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services (whether as consultant, an officer, employee or director) on the part of Mr. Schmitz in the operation of the business of the entities in which such investments are made.

(c)           In furtherance of the foregoing, Mr. Schmitz shall not, during the aforesaid period of non-competition as provided in Section 7(a), directly or indirectly, in connection with any business involved in the manufacture, sale, design, development or distribution of wind turbines, or any business similar to the business in which the Company was engaged, or in the process of developing during Mr. Schmitz’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

(d)           Mr. Schmitz agrees that the prohibitions contained herein are reasonable and valuable to the Company, and are express conditions of the Company’s decision to employ him. If any court shall hold that the duration, scope or any other provision of non-competition or any other restriction contained in this Section 7 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefore.

8.           Termination of Agreement.  This Agreement shall terminate upon the occurrence of the following events:

(a)           This Agreement shall terminate upon Executive’s death.

(b)           The Company may terminate this Agreement upon Executive’s “total disability” (“Disability”), which shall mean incapacity due to physical or mental illness or disability, which renders him absent, or unable to perform his duties hereunder on a full time basis for a period of six (6) months, whether consecutive or cumulative, within any twelve (12) month period.

(c) The Company may terminate this Agreement for “Good Cause” as defined below upon thirty (30) days prior written notice to Executive, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, “Good Cause” means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors or, prior to April 15, 2009 the Chief Executive Officer, of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that Executive has violated the securities laws; (iv) breach by the Employee of any material term, condition or covenant of this Agreement; (v) excessive absences from work, other than for illness or Disability, in the case of breach which is capable of being cured, is not cured within thirty (30) days after Company has provided Executive with written notice thereof.

(d) Executive may terminate this Agreement upon sixty (60) days prior written notice to the Company.

(e) This Agreement may be terminated upon the mutual agreement of Company and Executive.

9.	Obligations Following Termination of Agreement.

(a) If this Agreement is terminated pursuant to Section 8, the Company shall have no obligation to pay any Severance Payments (as defined below) or benefits to Executive; provided, however, Company shall be obligated to pay Executive (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation in the manner required by Section 4980B of the Code or other applicable law (“COBRA Coverage”).

(b) If this Agreement is terminated by Company without “Good Cause” as defined in Section 8:

(i) Executive shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination and shall receive such other benefits, as may be required by statute, such as health insurance continuation coverage under COBRA;

(ii) Executive shall receive as severance payment an amount equal to the Executive’s annual salary at the rate in effect as of the date of Executive’s termination for the remainder of the Term; provided, however, the aggregate amount of such severance payments shall not be less than two times the Executive’s annual salary.  Any severance payments are payable on normal pay dates during the remainder of the Term in accordance with the Company’s pay policies in effect prior to termination date.  In addition, for the twelve (12) month period immediately after the termination of this Agreement, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and his family, if applicable) immediately prior to the termination of this Agreement and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 9(b)(ii) and to cause the period of COBRA Coverage under the Company’s health insurance to commence at the end of the twelve (12) month period. The Executive shall be responsible for the payment of any COBRA premium during the subsequent continuation period (collectively, the payments under this clause (ii) are referred to as “Severance Payments”);

(iii) Executive shall not be required to mitigate damages of the amount of any salary continuation payments provided for under this Section by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Section be reduced by any compensation earned by Executive as a result of employment by another employer or by any self employment after the date of termination;

(iv) All options for Company capital stock and restricted stock granted to Executive pursuant to the Company’s 2008 Equity Incentive Plan including, without limitation, those granted pursuant to Section 3(c) hereof, or otherwise, that remain unvested shall immediately vest, and Executive shall have a period of 120 days following termination to exercise his vested options, subject to the provisions of the Company’s 2008 Equity Incentive Plan and applicable IRS regulations (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A of the Code shall remain effective).

(c) Upon the termination of this Agreement for any reason, any and all restrictions (other than restrictions which are the result of applicable Federal securities laws and regulations and those restrictions which Executive has entered into with a third party on a contractual basis) on the transfer of shares of Company’s capital stock then owned by Executive (which shall include any and all option shares unvested at the time of the termination) shall be terminated as of the date of termination of this Agreement.

(d) All of the obligations of the Company set forth in this Section 9 are contingent upon the Executive complying with the provisions of section 6 (Confidential Information) and Section 7 (Non-Competition Covenant; Non Solicitation Covenant).  In the event that Executive does not comply with the aforementioned sections of this Agreement, then Company shall not be obligated to provide Executive with any of the benefits set forth in this Section 9.

(e) Notwithstanding the foregoing provisions of this Section 9 or anything in this Agreement to the contrary, the Medical Benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which requires that (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such Medical Benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) no such benefit may be liquidated or exchanged for another benefit.

10.           Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Mr. Schmitz against any and all damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, judgments, fines, expenses, fees, losses, claims, settlements, and other amounts actually and reasonably incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, arising by reason of Mr. Schmitz’s employment by, or provision of services to, the Company other than the willful violation of law by Mr. Schmitz.  The Company agrees to obtain Directors and Officers Liability insurance, and to include Mr. Schmitz in the coverage of this policy during the term of this Agreement and for a period of two (2) years thereafter.  The Company shall promptly advance, prior to the final disposition of any proceeding, promptly following request therefor, all fees and expenses incurred by Executive in connection with such action, suit or proceeding upon receipt of an undertaking by or on behalf of

Executive to repay said amounts if it shall be determined ultimately that Executive is not entitled to be indemnified under the provisions of this Agreement.

12.           Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Mr. Schmitz by the Company, and free of any additional obligations of the Company to make additional payment to him, Mr. Schmitz agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protected by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Mr. Schmitz prior to the termination of his employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Mr. Schmitz agrees that all such inventions, software, manuscripts, documentation, improvement, trade secrets or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Mr. Schmitz hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Mr. Schmitz’s attorney-in-fact with full powers to execute such document itself in the event Mr. Schmitz fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or intellectual property or trade secret information of the Company was used and which was developed entirely on Mr. Schmitz’ own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Mr. Schmitz for the Company.

13.           Miscellaneous.

(a)           This Agreement:

(i)           shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein between the Company and the Mr. Schmitz and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein;

(ii)           may be modified or amended only by a written instrument signed by each of the parties hereto;

(iii)           shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns;

(iv)           may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void; and

(b)           If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(c)           This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Monroe County, New York and the parties irrevocably consent to the personal jurisdiction and venue of such court.

(d)           All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, or by overnight currier service and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, or upon delivery if sent by overnight courier service, to the respective persons named below:

If to the Company:

WindTamer Corporation
Attn:  Chief Executive Officer
156 Court Street
Geneseo, NY 14454

If to Mr. Schmitz:

9 Claret Drive
Fairport, NY 14450-4609

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

(e)           This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties may execute this Agreement by facsimile signature.

(f)           Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

(g)           If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(h)           THE PARTIES ACKNOWLEDGE THAT MR. SCHMITZ AND THE COMPANY HAVE EACH BEEN ADVISED THAT IT IS IMPORTANT FOR EACH OF THEM TO SEEK SEPARATE LEGAL ADVISE AND REPRESENTATION IN THIS MATTER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WINDTAMER CORPORATION

By:          ___/s/ Gerald E. Brock______
  Name: Gerald Brock
Title:   Chief Executive Officer

/s/ William Schmitz________
William Schmitz

Exhibit 10.2

WindTamer Corporation

Stock Option Award Agreement

This award agreement (this “Award Agreement”), dated as of November 15, 2009, sets forth the terms and conditions of an award of stock options to purchase with respect to shares (“Shares”) of Common Stock (“Common Stock”) of WindTamer Corporation (the “Company”) granted to you (the "Optionee") by the Company under the WindTamer Corporation 2008 Equity Incentive Plan (the “Plan”).

In consideration of the covenants set forth in this Agreement, the parties agree as follows:

1. Option Information

(a) Date of Grant:	November 15, 2009

(b) Optionee:	William Schmitz

(c) Number of Shares:	1,500,000

(d) Exercise Price:	Equal to the last trade on the first day of trading of the Company’s common stock on the OTC Bulletin Board.

2. Acknowledgments

(a) Optionee is an Employee of the Company.

(b) The Board of Directors of the Company (the “Board”) has authorized the granting to Optionee of a Nonstatutory Option (“Option“) to purchase Shares of Common Stock upon the terms and conditions hereinafter stated.

3. Shares; Price

The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of Shares of Common Stock set forth in Section 1(c) above at the price per Share set forth in Section 1(d) above (the “Exercise Price“).

4. Term of Option

This Option shall expire, and all rights under it to purchase the Shares, shall terminate ten years from the date of this Award Agreement, unless terminated earlier pursuant to the terms hereof.  Nothing contained in this Award Agreement shall be construed to interfere in any way with the right of the Company to terminate Optionee as an Employee the Company, or to increase or decrease the compensation paid to Optionee from the rate in effect as of the date of this Agreement.

5. Vesting of Option

Except as provided in Paragraph 7, you shall become vested in the Options, and the Options shall become exercisable, in the following installments on the following dates (each, a “Vesting Date”):

(a)	250,000 of the Options on the first anniversary of the Date of Grant as set forth in Section 1(a) above (“Date of Grant”);

(b)	250,000 of the Options on the second anniversary of the Date of Grant; and

(c)	1,000,000 of the Options on the third anniversary of the Date of Grant.

6. Exercise

(a) This Option shall be exercised by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached to this Agreement as Appendix A, and (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board consistent with the Plan, including, without limitation, cashless exercise as provided in Section 8(d)(v) of the Plan).

(b) Pursuant to Section 13 of the Plan, this Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, or by gift or domestic relations orders to the Optionee’s Family Members who agree to be bound by the terms of this Agreement. "Family Member" for purposes of this Agreement, includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

7. Termination of Service

If Optionee's service as an Employee of the Company terminates for any reason, including, without limitation, death or disability, the provisions of Section 9 of that certain Employment Agreement, dated November 15, 2009, between Optionee and the Company, as may be amended and restated from time to time, shall govern subsequent vesting and rights to exercise the Options.

8. No Rights as Shareholder

Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of the issuance of shares following exercise of this to Option, and no adjustment will be made for dividends or other rights for which the record

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date is prior to the date such stock certificate or certificates are issued except as provided in Section 9 below.

9. Recapitalization; Dissolution or Change in Control

(a) Subject to any required action by the shareholders of the Company, the number of Shares covered by this Award Agreement, and the Exercise Price thereof, shall be proportionately adjusted as provided in Section 14(a) of the Plan.

(b) In the event of a proposed dissolution or liquidation of the Company, this Award Agreement shall be governed by Section 14(b) of the Plan.

(c) In the event of a Change in Control of the Company, this Award Agreement shall be governed by Section 14(c) of the Plan.  Notwithstanding anything to the contrary contained in the Plan, upon a Change of Control all of the Options shall become exercisable immediately prior to such Change of Control and none of the Options shall be terminated without the prior written consent of the Optionee.

(d) The grant of this Award Agreement shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

10. Taxation Upon Exercise of Option

Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee's then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover the liability as a condition of the exercise of this Option.

11. Modification, Extension and Renewal of Options

The Board or a Committee thereof may modify, extend or renew this Option or accept its surrender (to the extent not yet exercised) and authorize the granting of a new option in substitution for it (to the extent not yet exercised), subject at all times to the Code and New York law.  Notwithstanding the provisions of this Section 11, no modification shall, without the consent of the Optionee, alter to the Optionee's detriment or impair any rights of Optionee hereunder, except for the Board’ authority to make adjustments as provided in Section 9 above.

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12. Restrictions on Transfer

Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT“) OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

The certificates shall bear such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company's transfer agent.

13. Notices

Any notice required to be given pursuant to this Option or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, 3 days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

14. Applicable Law

This Option has been granted, executed and delivered in the State of New York, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

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IN WITNESS WHEREOF, the parties hereto have executed this Option as of the date first above written.

WINDTAMER CORPORATION

By:           _/s/ Gerald E. Brock_______
Name:  Gerald Brock
Title:    Chief Executive Officer

Optionee

_/s/ William Schmitz_______
Name:   William Schmitz

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APPENDIX A

NOTICE OF EXERCISE OF STOCK OPTION

To:           WindTamer Corporation

The undersigned is a holder of a stock option (the "Option") to purchase shares of WindTamer Corporation (the "Company") Common Stock, $.0001 par value per share (the "Common Stock"), issued pursuant to a WindTamer Corporation Stock Option Award Agreement dated as of November ___, 2009 (the "Agreement").

The undersigned hereby elects to purchase ____________ shares of Common Stock pursuant to the terms of such Option (the "Option Shares"), and tenders herewith payment in full in the amount of $________ per share, for a total purchase price of $_______________, with the payment of the purchase price being made in the form of _____________________, pursuant to Section 6 of the Agreement.  The undersigned wishes to consummate the purchase of the Option Shares by or before ________________.

The undersigned also confirms and acknowledges that he will not sell or transfer any Option Shares acquired pursuant to the exercise of the Option until he requests and receives an opinion of the Company's counsel to the effect that such proposed sale or transfer will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities law, or a registration statement covering the sale or transfer of the Option Shares has been declared effective by the Securities and Exchange Commission or appropriate state governmental authority, or he obtains a no-action letter from the Securities and Exchange Commission or appropriate state governmental authority with respect to the proposed transfer.

The undersigned acknowledges and agrees that this purported exercise of the Option is conditioned on, and subject to, (a) any compliance with requirements of applicable federal and state securities laws deemed necessary by the Company, (b) to the undersigned's satisfaction of all federal, state or local income and employment tax withholding requirements applicable to this exercise, and (c) if the exercise is made in connection with a Change of Control transaction, the vesting of the Option Shares may be conditioned upon the consummation of the Change of Control if the Committee has provided for this condition in its acceleration of the Option.

Please issue a certificate or certificates representing said Option Shares in the name of the undersigned or in such other name as is specified below.  If the Option Shares are being issued to any person other than the Optionee, evidence of the right of such person to exercise the Option has been presented to the Company and has been deemed satisfactory:

Name
Address:

Social Security Number

Date:

6

Exhibit 10.3

SUBSCRIPTION AGREEMENT
WindTamer Corporation,
a New York corporation

WindTamer Corporation
6053 Ely Avenue
Livonia, New York 14487

Gentlemen:

This Subscription Agreement (the “Agreement”) is made by and between WindTamer Corporation, a New York corporation (the “Company”), and the undersigned (the “Subscriber”) in connection with the private placement in a single transaction with the undersigned of shares of the Company’s Common Stock, par value $.0001 per share (“Common Stock”) at a price of $0.60 per share (the “Private Placement”). The offer and sale of the shares of our Common Stock are being made in reliance upon the provisions of Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”).
In consideration of any agreement by the Company to accept the Subscriber’s subscription upon the terms and conditions set forth herein, the Subscriber agrees and represents as follows:

1.           Subscription.

(a)           The Subscriber hereby irrevocably subscribes to purchase from the Company at a purchase price of $0.60 per share that number of shares of our Common Stock as shall have been subscribed for by the Subscriber as set forth on the signature page of this Agreement.

(b)           Simultaneously with the execution of this Agreement, the Subscriber is paying and delivering to the Company a check made payable to “WindTamer Corporation” in the amount of the aggregate purchase price due for the purchase of the Common Stock subscribed as set forth on the signature page of this Agreement.  Subscriber further understands the payments made hereunder may be used by the Company as working capital, and for other general corporate purposes.

2.           Effectiveness.  Subscriber agrees that this Agreement shall not be binding on the Company unless and until it is accepted by the Company.  Until accepted, this Agreement constitutes an irrevocable offer to the Company.  Subscriber also understands and agrees that the Company may refuse to accept this Agreement for any reason and this Agreement shall not be accepted until the funds paid by Subscriber herewith clear and are credited to the account of the Company.

3.           Investment Representations.

Subscriber hereby makes the representations and warranties set forth below with the express intention that they be relied upon by the Company in determining the suitability of the Subscriber to purchase Common Stock:

(a)           SUBSCRIBER IS AWARE THAT THE COMMON STOCK IS A SPECULATIVE INVESTMENT INVOLVING A HIGH DEGREE OF RISK AND THE POTENTIAL LOSS OF HIS/HER ENTIRE INVESTMENT.

(b) Subscriber can bear the economic risk of this investment and can afford a complete loss of this investment; and Subscriber (A) has sufficient liquid assets to pay the full purchase price for the shares of our Common Stock; (B) has adequate means of providing for Subscriber’s current needs and possible personal contingencies, and has no present need for liquidity of Subscriber’s investment in the shares of our Common Stock; (C) does not have a commitment to investments which are not readily marketable or transferable which is disproportionate to Subscriber’s net worth; and (D) Subscriber’s investment in shares of our Common Stock will not cause such commitment to become excessive.

(c)           Subscriber has sought and received such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision;

(d) Subscriber has had the opportunity to review publicly available materials filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, including, but not limited to, the Risk Factors related to the Company’s business and an investment in its Common Stock. The Company has made available to Subscriber, a reasonable time prior to the date hereof, the opportunity to ask questions of, and to receive answers from, the Company and its representatives, concerning the terms and conditions of the Private Placement and access to any information, documents, financial statements, records and books (i) relative to the Company, the business, the Private Placement and an investment in the Company, and (ii) necessary to verify the accuracy of any information furnished to Subscriber. Subscriber has been furnished, a reasonable time prior to the sale, a brief description in writing of any material information concerning the offering that has been provided by the Company to any accredited investor, but not previously delivered to Subscriber, if any, and Subscriber has been furnished with a copy of any such material as requested by him a reasonable time prior to the sale.

(e) Subscriber understands that the Common Stock has not been registered under the Securities Act or pursuant to the provisions of the securities or other laws of any applicable jurisdictions, in reliance upon certain exemptions contained in the Securities Act and Regulation D promulgated thereunder and in the laws of such jurisdictions. Subscriber is fully aware that Subscriber’s purchase of the shares of our Common Stock is to be accepted by the Company in reliance upon such exemptions based upon Subscriber’s representations, warranties and agreements contained herein. The Subscriber further understands and agrees that the Company will not honor any attempt by the Subscriber to sell, pledge, transfer or otherwise dispose of any shares of Common Stock in the absence of an effective registration statement for such shares of

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Common Stock, or an opinion of counsel satisfactory to the Company that an exemption from any applicable registration requirements is available. The Subscriber further understands that the Company is under no obligation to register the shares of Common Stock or make an exemption from registration available and that the Company has not represented that it will make any attempt to so register the shares of Common Stock to make such an exemption thereto available. Subscriber is fully aware of the restrictions on sale, transferability, and assignment of the Company’s securities for an indefinite period of time.

(f) Subscriber knows of no public solicitation or advertisement of any offer in connection with the proposed issuance and sale of the securities hereunder. Subscriber is not purchasing the Common Stock as a result of any advertisement, article, notice or other communication regarding the Company or the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or the Internet or presented at any seminar or through any other general solicitation or general advertisement and acknowledges that the Subscriber had a preexisting business or personal relationship with an officer or director or service provider of the Company.

(g) Subscriber understands that there is presently no market for the Company’s securities and no assurance that any such market will develop.

(h) Subscriber is an accredited investor as defined under the Securities Act and the rules of the SEC promulgated thereunder. Subscriber has delivered herewith a Representation of Accredited Investor (attached as Exhibit A hereto) and the Subscriber represents that the information contained in such Representation is true and accurate as of the date hereof. The Subscriber agrees to advise the Company if any of the information contained in the Representation materially changes prior to acceptance of this subscription.

(i) Subscriber’s execution and delivery of this Agreement has been duly authorized by all necessary action. Subscriber agrees not to transfer or assign this Agreement or any of Subscriber’s interest herein. Subscriber is acquiring the shares of our Common Stock for Subscriber’s own account and not as a fiduciary or nominee for any other person and for investment purposes only and not with a view to or for the transfer, assignment, resale, or distribution thereof, in whole or in part. Subscriber has no present plans to enter into any such contract, undertaking, agreement, or arrangement. Subscriber understands the meaning and legal consequences of the foregoing representations and warranties. Subscriber is not an “underwriter” of any of the Company’s securities, as that term is defined in Section 2(11) of the Securities Act, and Subscriber will not take or cause to be taken any action that would cause Subscriber to be deemed an “underwriter” of the securities.

(j) Subscriber has the full power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by Subscriber, will constitute a valid and legally binding obligation of Subscriber, enforceable in accordance with its terms.

(k) Subscriber acknowledges that, except as expressly set forth in this Agreement, neither the Company, nor any other Person acting on the Company’s behalf has made any other representations and warranties of any kind or nature whatsoever to the Subscriber in

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connection with the sale of the Common Stock hereunder, including without limitation, any representation or warranty regarding the Company, its business, financial statements, results of operations, financial condition or future prospects.

(l) Subscriber (a) is executing, delivering and performing this Agreement and is proceeding with the transactions contemplated hereby on the basis that the Company may be in possession of material, non-public information concerning the Company (“Non-Public Company Information”) that is not or may not be known to the Subscriber and that the Company has not disclosed to the Subscriber and that such Non-Public Company Information may be material to an investor, such as Subscriber, when making an investment decision, including the decision to enter in this Agreement and purchase the Common Stock; (b) is consummating the transactions contemplated hereby with full recognition and acknowledgment that the Company may be privy to the Non-Public Company Information, and (c) is voluntarily entering into this transaction without the benefit of the Non-Public Company Information.

(m) The foregoing representations and warranties are true and correct as of the date of Subscriber’s purchase of the shares of our Common Stock subscribed for herein, and each such representation and warranty shall survive such purchase. Subscriber agrees to notify the Company immediately as soon as any such representation or warranty is no longer true and correct.

4. Legends. Each certificate representing the Common Stock which may be issued by the Company shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SIMILAR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

5. Indemnification. Subscriber hereby agrees to indemnify and hold harmless the Company and its affiliated persons and entities (other than Subscriber) from any and all damages, losses, costs, and expenses (including reasonable attorneys’ fees) which it may incur by reason of Subscriber’s failure to fulfill any of the terms and conditions of this purchase or by reason of any misrepresentation or breach of any of the warranties contained herein. In this regard, Subscriber agrees to hold the Company and its controlling persons harmless from all expenses, liabilities, and damages deriving from an assignment or disposition of any shares of our Common Stock subscribed for and/or purchased hereby in a manner which violates the Securities Act, or of any applicable state securities law or which may be suffered by the indemnified person by reason of any misrepresentation or breach of any warranty or agreement by Subscriber set forth herein.

6. Securities Laws. Subscriber understands that this Private Placement has not been reviewed by the U.S. Securities and Exchange Commission or the securities commissioner or

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Attorney General of any state due to the exempted nature of this Private Placement. Subscriber understands that any Private Placement literature used in conjunction with this Private Placement has not been reviewed by the U.S. Securities and Exchange Commission or the Attorney General or securities commissioner of any state and therefore has not been approved by the U.S. Securities and Exchange Commission or any state securities commissioner.

7. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt by the other party or, if earlier, (a) five (5) days after deposit with the United States Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the parties at the following addresses and/or facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

(a) If to the Company, to the address first set forth in the beginning of this Agreement;

(b) If to Subscriber, to the address set forth on the signature page of this Agreement for Subscriber.

8. Governing Law. This Agreement shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the internal laws of the State of New York as applied to contracts entered into and entirely performed within such state.

9. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10. Entire Agreement. This Agreement, and the exhibits attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, are intended to be limited to the expressly provided provisions hereof, and supersede any prior agreements, representations or understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any prior Subscription Agreement which may have been executed in favor of the Company by the Subscriber.

11. Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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12. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

The undersigned hereby subscribes for the number of shares of Common Stock as indicated below.

Number of shares of Common Stock subscribed: 125,000_ shares X $0.60 per share = $75,000.00 payment.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement this 14th day of November, 2009.

Signature:	/s/ William A. Schmitz
Name (Print):	William A. Schmitz
Address:

SSN or EIN:

Title of Authorized Signatory if Subscriber is a corporation, partnership or other entity

Subscription for 125,000 shares of Common Stock accepted this 14th day of November, 2009.

WindTamer Corporation

By:	/s/ Gerald E. Brock
Name:	Gerald E. Brock
Title:	Chief Executive Officer

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EXHIBIT A

REPRESENTATION OF ACCREDITED INVESTOR

In connection with the proposed offering by WindTamer Corporation, a New York corporation (the “Company”), of shares of the common stock, par value $.0001 per share, of the Company (the “Common Stock”) in a transaction intended to qualify as a private placement of securities exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder, I, the undersigned, furnish the following representations and information:

1. I am an Accredited Investor (as that term is defined in Attachment 1 hereto), as evidenced by my satisfying at least one of the following standards (initial the one that applies):

__X__	(a)
I am an individual and had Income in excess of $200,000 in 2007 and 2008 or joint Income with my spouse in excess of $300,000 in 2007 and 2008 and reasonably expect to have Income in excess of this level in 2009. For purposes of this Representation, “Income” shall mean salary and bonus income, taxable income (gross receipts less cost of goods or services and expenses) in the case of sale of proprietorships, distributable income from trusts and partnerships, interest and dividend income (excluding unrealized gains) and vested contributions made on behalf of an individual; or

_____	(b)	I am an individual and my net worth (i.e., excess of total assets over total liabilities), either individually or together with my spouse, is at least $1,000,000; or

_____	(c)	I am a corporation or partnership, not formed for the purpose of acquiring the shares, with total assets in excess of $5,000,000; or

_____	(d)
I am an entity in which all of the equity owners meet the standards set forth in any of the immediately preceding subparagraphs. (If this standard is initialed, then each such equity owner must complete and return a copy of this Representation); or

_____	(e)	Other (specify by reference to Attachment 1):

IN WITNESS WHEREOF, I have executed this Representation of Investor this 14th day of November, 2009, and declare that it is truthful and correct.

/s/ William A. Schmitz
Signature of Prospective Purchaser	Signature of Prospective Co-Purchaser

William A. Schmitz
PRINT Purchaser Name	PRINT Co-Purchaser Name

A-1

ATTACHMENT 1 - Definition of Accredited Investor

Accredited investor.  Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $ 5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $ 5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $ 5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(6) Any natural person who had an individual income in excess of $ 200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $ 5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in 17 C.F.R. § 230.506(b)(2)(ii); and

(8) Any entity in which all of the equity owners are accredited investors.

A-2

Exhibit 99.1

WindTamer Corporation Announces Appointment of William A. Schmitz as President and Director

(Rochester, New York) November 16, 2009 - WindTamer Corporation (“WindTamer” or the “Company”), a developer and manufacturer of a patented new wind turbine technology, announced today that William A. Schmitz has been appointed President and will join the Company’s Board of Directors.  Effective immediately, he assumes responsibility for the company's manufacturing, sales and marketing. Mr. Schmitz will report to WindTamer founder, Chairman of the Board and Chief Executive Officer Gerald E. Brock.

Mr. Schmitz brings an extensive management and engineering background to WindTamer.  From 2002 until 2009 Mr. Schmitz served as Chief Operating Officer of Ultralife Corporation (NASDAQ: ULBI), a designer and manufacturer of power and communications systems worldwide.  During his tenure as Chief Operating Officer, Ultralife's annual revenues increased from $32.5 million to $254 million.  From 1999 to 2002, Mr. Schmitz served as Vice President of Manufacturing, Primary Batteries and General Manager, Primary Batteries at Ultralife.  Prior to joining Ultralife, he was the Director of New Product Development for Bausch & Lomb’s Global Eyewear business, which included the Ray-Ban brand, from 1995 to 1999.

Mr. Schmitz holds an M.S. in Operations Management from the University of Rochester and a B.S. in Mechanical Engineering from the Rochester Institute of Technology.

Gerald E. Brock, WindTamer's founder, Chairman, Chief Executive Officer and inventor of the patented WindTamer technology, said, “I am delighted to announce that Bill Schmitz has joined the WindTamer team.  I know that when a development-stage company such as ours moves to full-scale manufacturing and sales, additional management with the skills and background to guide the company forward are needed. The appointment of Bill Schmitz is the foundation of this effort.”

William A. Schmitz said, “It took a tremendously exciting opportunity to cause me to make the difficult decision to leave Ultralife.  I am very confident that the patented WindTamer technology is the best-performing wind turbine technology available today. WindTamer turbines are not only more efficient, they also eliminate virtually all of the problems associated with other wind turbines currently in use.  WindTamer turbines are virtually silent, creating neither noise nor vibrations which would affect quality of life of their owners, neighbors or wildlife near the turbine.  And the WindTamer turbine’s lower-to-the-ground, aesthetically-pleasing appearance contrasts dramatically with larger wind towers that have created controversy in many areas.

“I also believe that the worldwide trend to develop alternative energy is in its infancy and is irreversible, and that WindTamer is a company in the right place at the right time.  Jerry Brock and his team have done a tremendous job guiding WindTamer to the point where it's ready to transition into production and sales efforts, and I look forward to leading the company.”

WindTamer Corporation (OTC.BB:  WNDT) anticipates its stock to begin publicly trading on Monday, November 16, 2009 on the OTC Bulletin Board.

About WindTamer
WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize its patented "Fluid-Driven Vacuum-Enhanced Generator" technology for the production of electrical power.  Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors and other factors that could affect WindTamer’s financial results is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
WindTamer Corp
Investor Relations
Cherrie Mahon
(585) 627-2160
cmahon@windtamerturbines.com